UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2004

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

Cleveland-Cliffs Inc published a news release on December 30, 2004 as follows:

Cleveland-Cliffs Announces Amendment to ISG Pellet Contract

CLEVELAND, OH—December 30, 2004—Cleveland-Cliffs Inc (NYSE:CLF) today announced that it has entered into an amendment to its major Pellet Sale and Purchase Agreement with International Steel Group Inc., (NYSE: ISG) for pellet deliveries to ISG Cleveland and ISG Indiana Harbor through 2016.

The Company stated that it has been working with ISG to amend the pellet contract for several months to mitigate Cliffs’ exposure to future steel price volatility. The amendment significantly raises the base price for pellets, to better reflect current market rates, and moderates the steel price sharing provision accordingly. Beginning in 2005 the base pellet price will be equal to the price under the original agreement as if certain ISG hot band steel prices equaled $400 per ton. In addition, the hot band steel price threshold at which Cliffs’ pellet price will escalate has been increased to $400 per ton. Cliffs will receive approximately 75% of the benefit of steel pricing above $400 under the amendment as compared to the original agreement.

Commenting on the amendment, John S. Brinzo, Chairman and Chief Executive Officer, said, "We are very pleased to have reached this mutually beneficial agreement with ISG. Since entering into the long-term sales agreement with ISG in 2002, the industry’s landscape was changed dramatically. This amendment essentially updates the pricing mechanisms to better reflect the current environment. We have successfully decreased our exposure to potential decreases in hot band steel prices and maintained potential upside."

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

* * * * * * *

References in this news release to "Cliffs" and "Company" include subsidiaries and affiliates as appropriate in the context.

This news release contains predictive statements that are intended to be "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties. Actual results may differ materially from statements for a variety of factors, such as changes in adjustment factors affecting base prices for pellets, fluctuations in hot band steel prices, demand and/or prices for iron ore pellets by North American integrated steel producers due to changes in steel utilization rates, operational factors, electric furnace production or imports of semi-finished steel or pig iron (affecting estimated pellet sales, mine operations, or projected liquidity requirements); changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position. Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2003, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

December 30, 2004	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: Assistant General Counsel